Acuity Brands, Inc.
Non-Employee Director Compensation
(As of January 25, 2023)
Annual Retainer

Cash Portion	$95,000
Non-Cash Portion	$155,000
Annual Committee Chair and Lead Director Retainers

Audit Committee	$25,000
Compensation and Management Development Committee	$20,000
Governance Committee	$15,000
Lead Director	$30,000
Additional Meeting Fees

Board Meeting Fee (for each meeting attended in excess of 6 meetings)	$2,000
Committee Meeting Fee (for each meeting attended in excess of 6 meetings)	$1,500
The annual retainer, including any committee chair or lead director retainer, is payable in a single payment after the annual meeting at which the director is elected by stockholders for a one-year term. Additional meeting fees, when earned, are paid in cash in September following the completion of the fiscal year by which the number of meetings attended is determined. Each director may elect the form of payment for each portion of their annual retainer, subject, in some cases, to our Stock Ownership Guidelines.
Cash Portion: Each director may elect to have the Cash Portion either paid in cash or deferred into the Amended and Restated 2011 Director Deferred Compensation Plan (the "Amended 2011 NEDC"). Amounts deferred into the Amended 2011 NEDC may be credited into either an interest-bearing cash fund or into a stock unit fund. The value of the stock unit fund mirrors the value of the Company's common stock and earns cash dividends that are credited to the interest-bearing cash fund.
Non-Cash Portion: Each director may elect to have the Non-Cash Portion paid in either a restricted stock award ("RSA") or deferred restricted stock unit award ("DSU"), each pursuant to the Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan, if he or she has exceeded the Stock Ownership Guidelines value. Prior to exceeding the Stock Ownership Guidelines value, the Non-Cash Portion will be paid in the form of a DSU. RSAs and DSUs become fully vested on the first anniversary of the grant date, or, if earlier, the date of the next subsequent annual meeting of stockholders. Both RSAs and DSUs earn dividend equivalents during the vesting period at a rate equal to the dividends paid to other holders of our common stock if and when declared. DSUs continue to earn dividend equivalents until such time as they are distributed. When a director ceases service with the Company during the one-year vesting period, the total number of shares earned will be prorated based on the ratio of the total number of days served to the number of days in the vesting period. Any awards not earned will be forfeited effective as of the date the director's service ends.
Matching Gift Program
Directors may participate in the Company’s Matching Gift Program. Under the program, Acuity Brands will match eligible charitable contributions by participants up to a total of $5,000 per fiscal year.
Director Education
Directors are encouraged to attend director education programs. Acuity Brands, Inc. will reimburse expenses of up to $5,000 per fiscal year for attendance at accredited programs.